Exhibit 10.3

FIRST AMENDMENT

TO

EXTRA SPACE STORAGE INC.

2004 LONG TERM INCENTIVE COMPENSATION PLAN

                WHEREAS, Extra Space Storage Inc. (the “Company”) has adopted the Extra Space Storage Inc. 2004 Long Term Incentive Compensation Plan (the “Plan”); and

                WHEREAS, Section 13 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

                WHEREAS, the Board of the Company desires to amend the Plan to change the definition of Fair Market Value for purposes of determining option exercise prices and other purposes under the Plan;

                NOW, THEREFORE, effective November 7, 2007, the definition of “Fair Market Value” as contained in Section 1 of the Plan is hereby amended to read as follows:

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the relevant date, or if no sales of Shares occurred on the relevant date, then the closing sales price per Share on the next preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market on the relevant date, or if no trading in the Shares occurred on the relevant date, then the closing sales price per Share on the next preceding date on which there was trading of Shares, as determined by the Committee, or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 or more trading days.”

                Except to the extent herein above set forth, the Plan shall remain in full force and effect.

                IN WITNESS WHEREOF, the Board of Directors of the Company has caused this First Amendment to be executed by a duly authorized officer of the Company as of November 7, 2007.

EXTRA SPACE STORAGE INC.

By:

Title: